Exhibit 99.1

Sorrento Announces Departure of Mr. George Uy to become CEO of Start-up Company

SAN DIEGO, CA – July 17, 2015 – Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento) a late-stage clinical oncology company developing new treatments for cancer and its associated pain, announced today that Mr. George Uy, Executive Vice President and Chief Commercial Officer, will be leaving the Company at the end of July 2015 to join a start-up company as its Chief Executive Officer.

Mr. Uy was the Chief Commercial Officer of IgDraSol, Inc., a private company developing Cynviloq™ (paclitaxel polymeric-bound micelle) under the 505(b)(2) registrational pathway, which became a wholly-owned subsidiary of Sorrento in 2013. Several transformational events occurred during Mr. Uy’s tenure at Sorrento including the up-listing of Sorrento common stock to NASDAQ, significant capital raises, a number of corporate strategic partnerships and acquisitions, including the CAR.TNK collaboration with ConkWest (now known as NantKwest), the formation of the Nantibody JV, the immunotherapy collaboration with NantCell, the M&A of Sherrington Pharma with the clinical stage asset resiniferatoxin (RTX), and the recent acquisition of Cynviloq by NantPharma, a NantWorks affiliated company, following the successful conclusion of the bio-equivalence TRIBECA™ registration trial.

Mr. Uy will continue to provide strategic advice to the Company as a consultant beginning August 1, 2015. “We regret George’s departure, but wish him the best in his position as CEO of a new venture” said Dr. Henry Ji, President and Chief Executive Officer at Sorrento. “We thank George for all his past contributions and look forward to his continued involvement as our strategic advisor.”

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage oncology company developing new treatments for cancer and associated pain. Sorrento recently sold the rights to Cynviloq, which successfully completed the TRIBECA study, to NantPharma. The company is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

In December 2014, Sorrento and NantWorks formed a global joint venture, now called Nantibody, to focus on immunotherapies for cancer. Also in December 2014, Sorrento and NantKwest, Inc., an immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, entered into an agreement to jointly develop CAR.TNK™

(Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer and infectious diseases. In March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop immunotherapies against tumor neo-epitopes. In July 2015, Sorrento and NantBioScience, Inc., a subsidiary of NantWorks, established a joint venture, called NantCancerStemCell to focus on the development of “first-in-class” small molecules against targets which may address important drivers of cancer growth including cancer stem cells.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Sorrento’s prospects, including, but not limited to any statements about obtaining regulatory approval, Sorrento’s expectations for adoptive cellular immunotherapies and Sorrento’s collaborations with NantKwest, Nantibody and Nantcell; Sorrento’s ability to leverage the expertise of its employees and partners to assist the company in the execution of its strategies; Sorrento’s advances made in developing RTX, CAR.TNKs and human monoclonal antibodies using its proprietary G-MAB fully human antibody technology, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, GMAB™, CAR.TNK™, and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

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SOURCE Sorrento Therapeutics, Inc.

Contact:

Dr. Henry Ji

Chief Executive Officer

hji@sorrentotherapeutics.com